Exhibit 99.2

Financial Statements and Report of Independent Certified Public Accountants

Tower Cloud, Inc.

December 31, 2015 and 2014

Tower Cloud, Inc.

Grant Thornton LLP 101 E Kennedy Boulevard, Suite 3850 Tampa, FL 33602-5152 T 813.229.7201 F 813.223.3015 GrantThornton.com linkd.in/GrantThorntonUS twitter.com/GrantThorntonUS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors Tower Cloud, Inc.

We have audited the accompanying financial statements of Tower Cloud, Inc., which comprise the balance sheet as of December 31, 2015 and 2014, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the 2015 and 2014 financial statements referred to above present fairly, in all material respects, the financial position of Tower Cloud, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/S/ Grant Thornton LLP

Tampa, Florida May 12, 2016

Tower Cloud, Inc.	3

Balance sheets

Assets	2015	2014
Current assets:
Cash and cash equivalents	$11,268,760	$4,806,051
Trade accounts receivable, net of allowance for doubtful accounts of $88,340 and $110,664 at December 31, 2015 and 2014, respectively	3,381,527	2,214,752
Prepaid expenses and other receivables	4,831,324	1,525,636
Current portion of Note receivable	-	123,827
Total current assets	19,481,611	8,670,266
Materials and supplies, net	8,460,204	7,648,645
Construction work in progress	4,240,457	13,247,156
Property and equipment, net	119,903,715	114,940,600
Deposits	323,271	572,280
Other assets	1,482,550	2,269,980
Total assets	$153,891,808	$147,348,927
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders' Deficit
Current liabilities:
Accounts payable	$2,337,664	$2,246,352
Accrued expenses	3,459,799	2,706,554
Current portion of capital lease obligations	543,128	452,822
Current portion of deferred revenue	541,142	640,197
Total current liabilities	6,881,733	6,045,925
Long-term liabilities:
Deferred revenues, net of current portion	20,636,459	1,238,640
Long-term debt, net of current portion	57,178,196	60,678,196
Obligations under capital leases, net of current portion	6,558,156	7,103,534
Asset retirement obligations	2,219,517	1,881,891
Total long-term liabilities	86,592,328	70,902,261
Redeemable convertible preferred stock, $0.0001 par value, 330,000,000 shares authorized at December 31, 2015 and 2014:
Series A, 245,000,000 shares designated and 237,795,858 shares issued at December 31, 2015 and 2014	106,584,078	102,018,397
Series B, 85,000,000 shares designated and 76,638,875 shares issued at
December 31, 2015, and 85,000,000 shares designated and 77,173,520 shares issued at December 31, 2014	42,606,297	40,237,543
Warrants, 3,170,975 outstanding at December 31, 2015 and 2014	487,388	487,388
Stockholders' deficit:
Common stock, $0.0001 par value, 370,000,000 shares authorized and 1,987,293 shares issued at December 31, 2015, and 370,000,000
shares authorized and 1,942,515 shares issued at December 31, 2014	198	194
Accumulated deficit	(89,260,214)	(72,342,781)
Total stockholders' deficit	(89,260,016)	(72,342,587)
Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	$153,891,808	$147,348,927

The accompanying notes are an integral part of these financial statements.

Tower Cloud, Inc.	4

Statements of operations

	2015	2014
Service revenues	$41,455,061	$33,380,268
Cost of service revenues	19,399,096	18,124,600
Depreciation, amortization and accretion-COS	18,284,655	15,665,978
Gross operating margin	3,771,310	(410,310)
General and administrative expenses	8,110,053	6,734,190
Loss on impairment of assets	982,150	-
Depreciation-SGA	298,974	257,754
Loss from operations	(5,619,867)	(7,402,254)
Other income (expense):
Interest income	11,398	30,840
Interest expense	(4,456,405)	(3,386,847)
Net other income (expense)	(4,445,007)	(3,356,007)
Net loss before income tax	$(10,064,874)	$(10,758,261)
Income tax	-	-
Net loss	$(10,064,874)	$(10,758,261)

The accompanying notes are an integral part of these financial statements.

Tower Cloud, Inc.	5

Statement of changes in stockholders’ deficit

			Additional		Toal
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2014	720,434	$72	$-	$(55,031,975)	$(55,031,903)
Exercise of stock options	1,222,081	122	116,249	-	116,371
Stock-based compensation charges	-	-	196,863	-	196,863
Dividend accrual on preferred stock	-	-	(313,112)	(6,552,544)	(6,865,656)
Net loss	-	-	-	(10,758,262)	(10,758,262)
Balance at December 31, 2014	1,942,515	$194	$-	$(72,342,781)	$(72,342,587)
Exercise of stock options	44,778	4	4,026	-	4,030
Stock-based compensation charges	-	-	140,811	-	140,811
Dividend accrual on preferred stock	-	-	(144,837)	(6,852,559)	(6,997,396)
Net loss	-	-	-	(10,064,874)	(10,064,874)
Balance at December 31, 2015	1,987,293	$198	$-	$(89,260,214)	$(89,860,016)

The accompanying notes are an integral part of these financial statements.

Tower Cloud, Inc.	6

Statements of cash flows

	2015	2014
Cash flows from operating activities:
Net loss	$(10,064,874)	$(10,758,262)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	18,583,629	15,923,732
Straight-line rent amortization	(21,490)	(27,718)
Non-cash stock-based compensation expense	327,851	383,903
Loss on impairment or sale of assets	982,150	-
Allowance for doubtful accounts	2,237	110,664
Amortization of debt discount	304,564	322,688
Net changes in operating assets and liabilities:
Trade accounts receivable	(1,169,012)	(2,226,178)
Prepaid expenses and other receivables	(3,610,251)	19,961
Other assets	729,586	647,574
Accounts payable and accrued expenses	886,256	(392,178)
Deferred revenues	19,298,764	(416,775)
Net cash provided by operating activities	26,249,410	3,587,411
Cash flows from investing activities:
Purchases of property and equipment	(15,146,936)	(32,766,356)
Purchases of materials and supplies	(811,559)	(2,860,059)
Deposits	249,009	(359,006)
Repayments on note receivable	123,827	130,756
Net cash used in investing activities	(15,585,659)	(35,854,665)
Cash flows from financing activities:
Proceeds from long-term debt, net	4,500,000	32,406,887
Repayments of long-term debt, net	(8,000,000)	(2,292,238)
(Repurchase)/Sale from issuance of preferred stock	(250,000)	250,000
Repayments from exercise of stock options	4,030	116,371
Repayments of capital lease obligations	(455,073)	(382,101)
Net cash (used in)/provided by financing activities	(4,201,043)	30,098,919
Change in cash and cash equivalents	6,462,708	(2,168,335)
Cash and cash equivalents, beginning of the period	4,806,051	6,974,386
Cash and cash equivalents, end of the period	$11,268,759	$4,806,051
Supplemental disclosure:
Acquisition of property and equipment by capital lease	$1,148,830	$190,196
Cash paid for interest	$3,411,079	$4,268,141
Dividend on preferred stock	$6,997,396	$6,865,656

The accompanying notes are an integral part of these financial statements.

Tower Cloud, Inc.	7

Notes to financial statements

Note 1 – Nature of Business

Tower Cloud, Inc. (the “Company”), a Delaware corporation, is a facilities-based provider of high capacity broadband transport and backhaul services. The Company offers lit broadband and dark fiber services to wireless carriers, large enterprise and wholesale customers. As of December 31, 2015, the Company provided services in major metro and rural markets in Georgia, Florida, Alabama and South Carolina. Tower Cloud is a privately held company that was formed in April 2006.

Note 2 – Summary of Significant Accounting Policies and Basis of Presentation

The accompanying financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States (“GAAP”).

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt. The carrying value of these instruments approximates fair value due either to the length of maturity or existence of interest rates that approximate prevailing market rates.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Critical accounting estimates include: (i) useful life  assignments  and  impairment  evaluations  associated  with  long-lived assets, (ii) asset retirement obligations,

(iii) valuation of stock-based awards, and (iv) establishment of valuation allowances associated with deferred tax assets.

Significant Customers and Concentration of Credit Risk

The Company’s two largest customers accounted for 87% and 73% of accounts receivable as of December 31, 2015 and 2014, respectively, and 78% and 84% of revenues for the years ended December 31, 2015 and 2014, respectively.

Sources of Supplies

The Company primarily uses a limited number of suppliers for equipment deployed in its networks. If these vendors were unable to meet the Company’s needs, management believes that the Company could obtain this equipment from other vendors on comparable terms and its operating results would not be materially adversely affected.

Tower Cloud, Inc.	8
Notes to financial statements - continued

Revenue Recognition

The Company recognizes revenues related to its broadband transport and backhaul communications services on an accrual basis when (i) persuasive evidence of an arrangement exists, (ii) the services have been provided to the customer, (iii) the sales price is fixed or determinable, and (iv) the collection of the sales price is reasonably assured. Advance billings or cash received in advance of the services performed are recorded as deferred revenues and amortized to revenues over the term of the related contracts. Termination revenues are recognized when customers are required to make early termination payments to the Company to discontinue services that have been contractually committed for a specific service period.

The Company’s customer contracts require the Company to meet certain service level commitments. If the Company does not meet the required service levels, it may be obligated to provide credits, usually in the form of a reduction in the monthly recurring billing amounts. The credits are a reduction to revenue and, to date, have not been material.

Cash and Cash Equivalents

The Company considers all financial instruments purchased with original maturities of three months or less to be cash equivalents.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. These instruments include demand deposits and money market funds held by a domestic financial institution and may from time to time exceed amounts insured by the Federal Deposit Insurance Corporation of $250,000.

Trade Accounts Receivable

Trade accounts receivable consist of amounts billed to customers for broadband transport and backhaul services, generally on a monthly basis. Based on a review of the aging of receivables, an allowance for doubtful accounts has been established with respect to those amounts that have been determined to be doubtful of collection based on invoice due dates. Actual collection losses may differ from the estimates. Accounts receivable balances are written off against the allowance for doubtful accounts after all efforts to collect them have been exhausted and the potential for recovery is considered remote. The Company recognized bad debt expense, net of recoveries of $2,237 and

$110,664 in 2015 and 2014, respectively. The balance of the allowance for doubtful accounts was $88,340 and

$110,664 at December 31, 2015 and 2014, respectively.

Materials and Supplies

Materials and supplies consist primarily of spare network equipment and other materials that are expected to be installed in the networks, but have not been assigned to a specific project or site. Materials and supplies are evaluated for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Materials and supplies are measured for impairment whenever the estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the assets, if any, are less than the carrying value of the asset. When impairment is identified, the carrying value of the asset is reduced to its fair value. The Company recorded a loss on write-down of materials and supplies of $568,873 and $341,123 in 2015 and 2014, respectively.

Construction Work in Progress

Construction work in progress consists of equipment, materials, and construction costs including capitalized labor related to network deployment projects currently in process. As of December 31, 2015 and 2014, the primary construction projects in progress were additions to the transport networks in Georgia and Florida. The Georgia and Florida projects under construction as of December 31, 2015 are expected to be placed in service in 2016.

Tower Cloud, Inc.	9
Notes to financial statements - continued

Property and Equipment

The Company’s property and equipment are recorded at cost, including internal labor costs and capitalized interest associated with the construction and installation of assets. Labor and associated benefit costs capitalized during 2015 and 2014 totaled $1,218,104 and $1,485,390, respectively. Interest costs capitalized during 2015 and 2014 totaled $886,653 and $1,331,159, respectively. Depreciation begins when property and equipment are placed in service. The cost to maintain, repair and replace minor items of property and equipment is charged to cost of service revenues as the expenditure is incurred. Leasehold improvements are amortized over the life of the asset or the term of the lease, whichever is less. Depreciation of property and equipment is provided using the straight- line method over the following estimated lives:

Years
Fiber routes	15
Cell site and other network related equipment	6 - 10
Network management hardware/software	3 - 7
Furniture, fixtures, storeroom and office equipment	3 - 7
Other software	3

Impairment of Long-Lived Assets

The Company periodically evaluates the fair value and future benefits of its long-lived assets whenever events or changes in circumstances indicate the carrying value may not be recoverable. Property, equipment, and intangible assets are analyzed and measured for impairment whenever the estimated undiscounted future net cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When an impairment loss is identified, the carrying value of the asset is reduced to its fair value. Various factors, including future sales growth and profit margins, are included in this analysis. To the extent these future projections or the Company’s strategies change, the conclusion regarding impairment may differ from the Company’s current estimates. In 2015, the Company incurred a net impairment loss of $982,150 primarily related to engineering and labor costs incurred on a construction project that was abandoned. No impairment loss was recorded during 2014.

Other Assets

Other assets consist of dark fiber lease prepayments, amounts paid to secure Federal Communications Commission (“FCC”) licenses related to the Company’s network, and costs incurred in connection with the issuance of long- term debt. The dark fiber lease prepayments and amounts paid to secure the FCC licenses are amortized over the term of the related lease or license using the straight-line method. The debt issuance costs are amortized to interest expense over the term of the long-term debt using the straight-line method, which approximates the effective interest method.  See Note 5, Intangible Assets, for more information on the FCC license asset.

Asset Retirement Obligations

The Company recognizes liabilities for asset retirement obligations related to the estimated costs of removing network equipment from its leased co-location sites, as required by the related lease agreements. The asset retirement obligations are recognized in the period in which they are incurred if a reasonable estimate of the fair value of the estimated costs to retire the asset can be made. Estimated liabilities are accreted over time to reflect changes in present value. The associated asset retirement costs are capitalized as part of the carrying value of the related long-lived assets and depreciated on a straight-line basis over their estimated useful lives. A summary of the asset retirement obligations activity is as follows:

Tower Cloud, Inc.	10
Notes to financial statements - continued

	2015	2014
Asset retirement obligations at beginning of year	$1,881,891	$1,643,764
Liabilities incurred in the current year	108,158	85,417
Liabilities settled in the current year	(69,285)	(100,842)
Accretion expense	298,753	253,552
Asset retirement obligations at end of year	$2,219,517	$1,881,891

Accounting for Stock-Based Compensation

The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the award or, in the case of certain awards for which vesting is contingent upon Company performance, compensation expense is recorded upon anticipated achievement of the performance objective. For stock option grants, the Company determined the fair value of each stock option at the grant date using the Black-Scholes option valuation model. Generally, the Company’s stock options vest over a four-year period, with one fourth of the shares vesting on the first anniversary of the grant date, and the remaining three fourths of the shares vesting ratably over the remaining three years. The options have a contractual term of ten years. Expected volatilities are calculated based on the historical volatilities of similar public companies in the telecommunications industry. The expected term of the options is based on management’s estimate of the period that the options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of the grant. For grants of restricted stock, the Company determined the fair value of the shares granted based upon the most recent issue price of the Company’s stock, adjusted as necessary for related restrictions.

Income Taxes

The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. We account for uncertainty in income taxes using a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon audit, including resolution of related appeals or litigation processes, if any. The second step requires us to estimate and measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Such amounts are subjective, as a determination must be make on the probability of various possible outcomes. We reevaluate uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts and circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition and measurement could result in recognition of a tax benefit or an additional provision. See Note 11 for further discussion of income taxes.

Reclassification in Presentation

Beginning with the Statement of Operations for December 31, 2015, the Company has reclassified the cost of sales portion of depreciation, amortization, and accretion to properly reflect the nature of the expense. This presentation includes a reclassification for the comparative period of December 31, 2014.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective. In July 2015, the FASB deferred the effective date to annual reporting periods and interim reporting periods within annual reporting periods beginning after December 15, 2018.  Early adoption is permitted as of the

Tower Cloud, Inc.	11
Notes to financial statements - continued

original effective date or annual reporting periods and interim reporting periods within annual reporting periods beginning after December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. Prior to the issuance of ASU 2015-03, debt issuance costs were required to be presented as deferred charge assets, separate from the related debt liability. ASU 2015-03 does not change the recognition and measurement requirements for debt issuance costs. The standard is effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, it is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption is permitted.  The Company has not yet adopted ASU 2015-03.

In September 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which requires an entity to present deferred tax liabilities and assets as noncurrent. The ASU will replace the current classification and presentation requirements for deferred tax assets and liabilities. The standard is effective for financial statements issued for annual periods beginning after December 15, 2016. Early adoption is permitted as of the original effective date or annual reporting periods and interim reporting periods within annual reporting periods beginning after December 15, 2016. The Company has not yet adopted ASU 2015-17 and it is not expected to have a material effect on the Company’s financial statements.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases. The new guidance supersedes existing guidance on accounting for leases in Topic 840 and is intended to increase the transparency and comparability of accounting for lease transactions. ASU 2016-02 requires most leases to be recognized on the balance sheet. Lessees will need to recognize a right-of-use asset and a lease liability for virtually all leases. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Lessor accounting remains similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard (ASU 2014-09). The ASU will require both quantitative and qualitative disclosures regarding key information about leasing arrangements. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition, and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which is intended to improve the accounting for share-based payment transactions as part of the FASB’s simplification initiative. The ASU changes the following aspects of the accounting for share-based payment award transactions: (1) accounting for income taxes; (2) classification of excess tax benefits on the statement of cash flows;

(3) forfeitures; (4) minimum statutory tax withholding requirements, (5) classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes, (6) a practical expedient to estimate the expected term for all awards with performance or service conditions that meet certain criterion; and

(7) a one-time election to switch from measuring all liability-classified awards at fair value to intrinsic value. The amendments are effective for public business entities for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018.

Tower Cloud, Inc.	12
Notes to financial statements - continued

Early adoption is permitted for any entity in any interim or annual period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company has not yet adopted ASU 2016-09.

Note 3 – Note Receivable

In connection with the sale of its backhaul network in Miami, Florida in October 2012, the Company received a non-interest bearing note receivable in the amount of $475,000 payable in 36 monthly installments of $13,194. The note receivable was recorded at its present value of $385,737 using an imputed interest rate of 15%. The remaining payments were collected in 2015 and the balance of the note receivable at December 31, 2015 was $0.

Note 4 – Property and Equipment

Property and equipment consisted of the following at December 31, 2015 and 2014:

	2015	2014
Fiber routes	$76,889,297	$62,086,497
Fiber routes under capital lease	12,624,574	11,475,744
Network equipment	80,672,975	73,625,309
Network equipment under capital lease	1,493,356	1,493,356
Computer equipment and software	5,336,486	5,215,480
Office equipment	504,305	490,824
Easements	301,045	249,512
Furniture and fixtures	63,365	63,365
Leasehold improvements	445,667	445,666
	178,331,070	155,145,753
Less accumulated depreciation	58,427,355	40,205,153
Property and equipment, net	$119,903,715	$114,940,600

See Note 6, Leasing Arrangements regarding the fiber routes and network equipment under capital leases. Depreciation and amortization expense for the years ended December 31, 2015 and 2014 was $18,292,541 and

$15,670,180, respectively.

Note 5 – Intangible Assets

Purchased intangible assets, included within Other Assets, consists of the following:

	December 31, 2015			December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
FCC License	$376,285	$(133,049)	$243,236	$376,285	$(95,417)	$280,868

There was no activity related to purchased intangible assets during 2015. The weighted average remaining amortization period is 78 months. The amortization expense on the intangible asset was $37,632 and $36,668 for 2015 and 2014, respectively.

Total future amortization expense for purchased intangibles, based on their current estimated useful lives as of December 31, 2015, is estimated as follows:

Tower Cloud, Inc.	13
Notes to financial statements - continued

Years Ending December 31:
2016	$37,578
2017	36,954
2018	36,276
2019	36,200
2020	34,870
Thereafter	61,358
Total future amortization expense	$243,236

Note 6 – Leasing Arrangements

Future minimum lease payments under operating leases with non-cancelable terms in excess of one year and capital leases were as follows at December 31, 2015:

Year Ending December 31,	Operating Leases	Capital Leases
2016	$9,131,753	$543,128
2017	7,031,918	649,731
2018	4,982,045	779,240
2019	3,662,913	927,418
2020	1,952,879	611,445
Thereafter	5,450,471	3,590,322

Total minimum lease payments	$32,211,979	7,101,284

Less: current portion of capital lease obligations		543,128

Obligations under capital leases, net of current portion		$6,558,156

During 2015 and 2014, the Company entered into agreements with several providers of dark fiber to construct fiber routes in its broadband backhaul markets and to lease such fiber routes to the Company. These leases have terms approximating the estimated economic lives of the dark fiber and are accounted for as capital leases. The carrying amounts of the assets under capital lease are the present value of the minimum lease payments determined using the Company’s incremental borrowing rate. The carrying values and accumulated amortization of fiber routes under capital lease at December 31, 2015 and 2014 were $12,624,574 and $2,560,884, and $11,475,744 and $1,913,992, respectively.

During 2011, the Company entered into agreements with a national operator of communications towers to lease tower and ground space at sites in the Atlanta and Augusta, Georgia markets and the Montgomery, Alabama market. Additionally, as part of the agreements, the tower operator agreed to install and lease to the Company certain network related equipment and to provide financing for certain other out-of-pocket costs that the Company incurred to render the site ready for providing backhaul services.  The Company agreed to pay the tower operator a monthly license fee for the tower and ground space and for the leased network equipment. The term of each agreement is ten years. The Company accounted for the arrangement as having the components of an operating lease for the use of the tower and ground space and a capital lease for the network equipment.

The carrying amounts of the network equipment under capital lease are the present value of the minimum lease payments determined using the Company’s incremental borrowing rate. The carrying value and accumulated amortization of the network equipment under capital lease at December 31, 2015 and 2014, were $1,493,356 and

$884,603, and $1,493,356 and $718,674, respectively.

Tower Cloud, Inc.	14
Notes to financial statements - continued

Note 7 – Letters of Credit

The Company had an unused standby letter of credit in the amount of $800,000 as of December 31, 2015 drawn on a financial institution in favor of an insurance company that provides construction performance bonds for the Company. As of December 31, 2015, there were no amounts drawn on this letter of credit. The unused standby letter of credit as of December 31, 2015 expires in June 2016 but is automatically extended for successive one-year periods.  The Company had no letters of credit as of December 31, 2014.

Note 8 – Long-Term Debt

Revolving Loan Agreement

On December 3, 2014, the Company entered into a new revolving credit loan agreement with a syndicate of banks led by the Company’s current lender that provided for an aggregate commitment of $82.5 million (the “Revolving Loan Agreement”). Under the Revolving Loan Agreement, the existing loan balance was refinanced. The Revolving Loan Agreement provided that additional advances up to a limit of $82.5 million were available through December 3, 2017 (subject to a borrowing base limitation), at which time the outstanding balance is payable in full. The Revolving Loan Agreement also provided for an additional swing line facility of up to $2.5 million. On May 26, 2015, the Revolving Loan Agreement was amended to provide an additional $10.0 million of borrowing availability (the “Non-Formula Amount”) for the temporary period from the amendment date through January 31, 2016 (“the First Amendment”). The aggregate commitment of $82.5 million was unchanged by the First Amendment. The First Amendment further provided that the Non-Formula Amount be reduced dollar-for-dollar by the proceeds, if any, from certain asset sales and by the increase, if any, in borrowing availability due to increases in the Company’s contract backlog. Upon the expiration of the Non-Formula Amount on February 1, 2016, the Company was required to meet the borrowing base requirements of the original Revolving Loan Agreement and to effect loan repayments if necessary to ensure compliance. On February 1, 2016, and at all times during the Non- Formula Amount period, the Company was in compliance with the borrowing base limitations of the Revolving Loan Agreement (as amended) and no loan repayments were required.

The Revolving Loan Agreement is secured by substantially all of the Company’s assets and includes restrictive covenants, among other matters, requiring the Company to maintain a minimum tangible net worth, a maximum market cash flow leverage ratio, and a minimum of $2 million cash at the banks. Advances under the Revolving Loan Agreement may be drawn under a base rate or LIBOR option, plus an applicable margin based upon the Company’s market cash flow leverage. The base rate option is the greatest of (i) the Prime Rate, (ii) the federal funds rate plus 100 basis points, and (iii) the 30-day LIBOR adjusted daily plus 100 basis points. The LIBOR option is LIBOR but no less than 1.0%, plus an applicable margin. All advances in 2015 were drawn under the LIBOR option  and  bear  interest  at  5.00%  (5.00%  at  December 31,  2015).    At  December 31,  2015, approximately

$17.7 million was available for advance under the Revolving Loan Agreement.

For the years ended December 31, 2015 and 2014, the Company recorded interest expense on long-term debt in the amounts of $3,973,553 and $3,277,181, respectively, of which $886,653 and $1,331,159, respectively, were capitalized to construction projects. Debt issuance costs are capitalized and amortized to interest expense over the loan term. At December 31, 2015 and 2014, unamortized debt issuance costs were $604,896 and $803,802, respectively.

Tower Cloud, Inc.	15
Notes to financial statements - continued

At December 31, 2015 and 2014, the following debt amounts were outstanding:

	2015	2014
Revolving loan	$57,178,196	$60,678,196
Total long-term debt	57,178,196	60,678,196
Less unamortized discounts	-	-
Less current portion of long-term debt	-	-
Total long-term debt, net of current portion	$57,178,196	$60,678,196

The balance of long-term debt at December 31, 2015 is payable in full in 2017.

Note 9 – Redeemable Convertible Preferred Stock

2015 and 2014 Series B Transactions

During 2014, the Company sold 534,645 shares of Series B Preferred Stock to a Company executive for a price of

$250,000. The shares were repurchased in 2015 for $250,000 when the executive left the Company. There were no other Series B transactions in 2014 or 2015. Significant terms of the Series A and B Preferred Stock are as follows:

Conversion – Holders of Series A and B Preferred Stock may convert their shares at any time into shares of Common Stock on a one-to-one basis. The conversion rate is subject to adjustment for certain dilutive events. The Series A and B Preferred Stock shall automatically convert into Common Stock upon the closing of a firmly-underwritten public offering of Common Stock provided proceeds are at least $20 million (after underwriters’ discounts and expenses) or upon the vote or written consent of the holders of at least 62% of the then outstanding shares of Series A Preferred Stock and/or Series B Preferred Stock, respectively.

Dividends – Holders of Series B Preferred Stock shall be entitled to receive cumulative and compounding dividends in preference to any dividend on either the Series A Preferred Stock or the Common Stock at a rate of 6% of the original issue price per annum, when and as declared by the Board of Directors. The holders of the Series B Preferred Stock shall also be entitled to participate pro rata in any dividends paid on the Common Stock on an as- if-converted basis. Commencing on issuance, the Series B Preferred Stock accrues dividends at the rate of 6% per annum, payable only when and if declared by the Board, and upon certain events. During 2015, the Company recognized accrued dividends on Series B Preferred Stock in the amount of $2,431,716.

Holders of Series A Preferred Stock shall be entitled to receive noncumulative dividends in preference to any dividend of the Common Stock at the rate of 6% of the original issue price per annum, when and as declared by the Board of Directors. The holders of the Series A Preferred Stock shall also be entitled to participate pro rata in any dividends paid on the Common Stock on an as-if-converted basis. Commencing on September 30, 2011, the Series A Preferred Stock accrues dividends at the rate of 6% per annum, payable only when and if declared by the Board, and upon certain events. During 2015, the Company recognized accrued dividends on Series A Preferred Stock in the amount of $4,565,680.

Liquidation Preference – In the event of a merger, consolidation, dissolution, winding up or sale of all or substantially all of the assets unless the Company is the surviving entity or the holders of 62% of the Preferred Stock waive this preference, the holders of the Series B Preferred Stock are entitled to receive, prior and in preference to all other shareholders an amount equal to $0.4676 per share (subject to adjustment) of Series B Preferred stock plus any accrued but unpaid dividends. Thereafter, the holders of the Series A Preferred Stock are entitled to receive, prior and in preference to the holders of the Common Stock, an amount equal to $0.32 per share (subject to adjustment) of Series A Preferred Stock plus any accrued but unpaid dividends. Any remaining proceeds shall be allocated pro rata among the holders of Common Stock and the Series A and B Preferred Stock, treating the holders of the Series A Preferred Stock and Series B Preferred Stock on an as-converted basis.

Tower Cloud, Inc.	16
Notes to financial statements - continued

Redemption – After the later of May 24, 2017 or the date when there are no shares of Series B Preferred Stock outstanding, the holders of a majority of the Series A Preferred Stock may cause the Company to redeem the Preferred Stock at a price equal to the issue price per share (as may be adjusted) plus any accrued but unpaid dividends. At any time after May 24, 2017, the holders of at least 62% of the shares of Series B Preferred Stock may cause the Company to redeem the Series B Preferred Stock at a price equal to the original issue price per share (as may be adjusted) plus any accrued but unpaid dividends.

Note 10 – Stockholders’ Deficit and Stock-Based Compensation

Common Stock

At December 31, 2015 and 2014, the Company had 370,000,000 Common shares authorized and 1,987,293 and 1,942,515 shares issued, respectively.

Stock-Based Compensation

The Company has an equity incentive plan which authorizes the issuance of shares of Common Stock for the grant of stock options to employees, directors and consultants of the Company (the “Equity Plan”). The Company has authorized the issuance of up to 35,000,000 stock options under the Equity Plan.

Compensation expense related to stock options was $140,811 and $196,863 for 2015 and 2014, respectively. As of December 31, 2015, there was unrecognized compensation cost related to stock options of approximately $237,000. This compensation cost is expected to be recognized over a period of approximately three years.

A summary of the option transactions during the two years ended December 31, 2015 is as follows:

	No. of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Fair Value	Aggregate Intrinsic Value
Outstanding and exercisable at January 1, 2014	23,484,712	$0.10	7.6	$1,002,717	$234,847
Granted	5,572,265	0.11
Exercised	1,222,081	0.10
Forfeited or expired	2,019,390	0.11
Outstanding and exercisable at December 31, 2014	25,815,506	$0.10	7.1	$1,130,373	$258,155
Granted	2,252,070	0.11
Exercised	44,778	0.09
Forfeited or expired	3,315,964	0.11
Outstanding and exercisable at December 31, 2015	24,706,834	$0.10	6.2	$1,065,044	$741,205

The number and weighted average grant date fair values of non-vested options at the beginning and end of 2015, as well as options vesting during the year were as follows:

		Weighted
		Average
	No. of	Grant Date
	Shares	Fair Value
Non-vested at January 1, 2015	8,753,592	$0.04
Granted	2,252,070	0.06
Vested	3,374,227	0.04
Forfeited or expired	2,490,670	0.04
Non-vested at December 31, 2015	5,140,765	$0.05

Tower Cloud, Inc.	17
Notes to financial statements - continued

The fair values of the option awards made in 2015 were estimated on the date of grant using the Black-Scholes valuation model and assuming the following: a term of ten years, time to maturity of five years, risk-free rate of 1.5%, volatility of 63%, and a dividend yield of zero. During the years ended December 31, 2015 and 2014, the weighted-average grant date fair value per share of options awarded to employees was $0.06 and $0.04, respectively. The total fair value of stock options that vested for the year ended December 31, 2015 was $202,453. The total intrinsic value of options exercised during 2015 and 2014 was $1,791 and $12,221, respectively. No tax benefit was recognized in 2015 or 2014 for the exercise of stock options during the year. Upon exercise of stock options, new shares of the Company’s stock are issued.

During 2013, the Company granted 1,600,000 shares of restricted Series B Preferred Stock that vest over a four year period in conjunction with the provision of professional services. The fair value of the restricted stock awarded totaled approximately $746,000. The fair value of the award was calculated at the time of grant using the most recent issue price of the Company’s Series B Preferred Stock and is being amortized over the contractual term. Compensation expense related to restricted stock was $187,040 for 2015 and 2014. As of December 31, 2015, unamortized compensation expense related to nonvested restricted stock was $0.2 million.

Warrants

The following table summarizes information about outstanding warrants to purchase Preferred Stock at December 31, 2015:

	Weighted Average	Weighted Average
Warrants	Remaining Contractual	Exercise Price
Outstanding	Life (Years)	Per Share
3,170,975	3.0	$0.43

Note 11 – Income Taxes

No provision or benefit for income taxes was recorded in 2015 or 2014 due to the accumulation of net operating losses since the Company’s inception and the present inability to recognize the potential benefits of the associated net operating loss (NOL) carryforwards.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2015 and 2014 are as follows:

	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$31,211,562	$26,716,982
Accrued expenses	641,094	538,742
Asset retirement obligation	588,500	421,704
Deferred revenue	427,256	674,957
Inventory reserve	432,914	208,215
Other	117,828	119,541
Total net deferred tax assets	33,419,154	28,680,141
Valuation allowance	24,257,990	20,319,625
Net deferred tax assets	$9,161,164	$8,360,516
Deferred tax liabilities:
Property, plant and equipment	$8,916,209	$8,074,422
Other	244,955	286,094
Deferred tax liabilities	$9,161,164	$8,360,516

Tower Cloud, Inc.	18
Notes to financial statements - continued

The items accounting for differences between the income tax provision computed at the federal statutory rate and the provision for income taxes for the years ended December 31, 2015 and 2014, were as follows:

U.S. federal income tax rate	35.0%	35.0%
State income taxes, net of federal benefit	(2.4)	(2.3)
Valuation allowance	(32.0)	(32.0)
Permanent items	(0.6)	(0.7)
Effective income tax rate	0.0%	0.0%

Realization of deferred tax assets is dependent upon generating sufficient taxable income prior to their expiration. As of December 31, 2015 and 2014, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized through future taxable earnings.

Accordingly, the Company’s deferred tax assets have been offset by a valuation allowance at December 31, 2015 and 2014.

As of December 31, 2015, the Company had approximately $79 million in tax NOL carryforwards expiring through 2035 available to offset future taxable income. The Company’s ability to offset these net operating loss carryforwards against future taxable income may be limited under Internal Revenue Code Section 382. This limitation generally applies when there is a change in ownership of 50 percent or more during certain testing periods, and generally places an annual limit on the amount of “pre-change” net operating loss available for each subsequent period to offset the taxable income of such subsequent periods. The impact of any limitation under Internal Revenue Code Section 382 did not have a material impact on the financial statements, due to the established balance of the deferred tax valuation allowance.

The Company has adopted Accounting Standards Codification Topic 740, Income Taxes. A component of this standard prescribes a recognition and measurement threshold of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There was no material impact on the Company’s financial position or changes in net assets as a result of the adoption of this standard. The Company’s policy is to recognize interest and penalties associated with tax positions under this standard as a component of tax expense, however none were recognized in 2015 or 2014. With limited exceptions, the Company’s 2013 federal and 2012 state tax returns, and all subsequent year returns, are open to examination by taxing authorities.

Note 12 - Fair Value of Financial Instruments

GAAP defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements and disclosures for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as interest and foreign exchange rates, transfer restrictions, and risk of non-performance.

Fair Value Hierarchy

The Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) 820, Fair Value Measurement and Disclosures provides a framework for measuring fair value. It requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value measurement of each class of assets and liabilities is dependent upon its categorization within the fair value hierarchy, based upon the lowest level of input that is significant to the fair value measurement of each class of asset and liability. GAAP establishes three levels of inputs that may be used to measure fair value:

Tower Cloud, Inc.	19
Notes to financial statements - continued

Level 1— Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2— Unadjusted quoted prices for similar assets or liabilities in active markets, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3— Unobservable inputs for the asset or liability.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The methods used may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

As stated in Note 2, based on management’s estimates, the carrying value of the Company’s assets and liabilities, with the exception of warrants, approximates fair value due either to the length of maturity or existence of interest rates that approximate prevailing market rates.

Warrants

When determining the fair value measurements, management considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when determining the price, such as inherent risk, transfer restrictions, and risk of nonperformance. The fair value of the warrants was approximately $488,000 at December 31, 2015 and December 31, 2014, based on the Black- Scholes valuation model which largely utilized unobservable, Level 3 inputs.

Restricted Stock

The fair valuation determination used for the restricted stock was based upon the most recent issue price of the Company’s stock, which would be considered a Level 3, unobservable input. The fair value of the restricted stock was $748,160 at December 31, 2015 and December 31, 2014.

Note 13 – Commitments and Contingencies

Revenue Commitments

The Company has entered into agreements to provide broadband telecommunication services to customers in markets in Florida, Georgia, Alabama, and South Carolina for initial terms of five to ten years. Future annual service revenues to be received under the initial term of the agreements for sites in service as of December 31, 2015 are as follows:

Year Ending December 31,	Cash Service Payments From Customers
2016	$31,274,245
2017	25,464,831
2018	20,372,291
2019	15,914,871
2020	8,958,824
Thereafter	11,546,436
Total	$113,531,498

Purchase Commitments

At December 31, 2015, the Company had outstanding commitments in the amount of approximately $5.9 million to purchase construction materials and services in conjunction with its network deployments in Georgia and Florida.

Tower Cloud, Inc.	20
Notes to financial statements - continued

Legal Matters

The Company may from time to time become involved in litigation arising in the ordinary course of business. As of December 31, 2015 and 2014, there are no such items that management believes will have a material adverse effect on the Company’s financial position or results of operations.

Note 14 – Employee Benefit Plans

Employees of the Company may participate in the Company’s 401(k) retirement savings plan (the “Savings Plan”). Each participant in the Savings Plan may elect to contribute a percentage of his or her annual compensation to the Savings Plan, up to a specified maximum amount per year. The Company, at its discretion, may also make contributions to the Savings Plan. The Company made contributions to the Savings Plan of $194,104 and $-0- during 2015 or 2014, respectively.

Note 15 – Related Party Transactions

The Company has entered into agreements with Knology, Inc. and its parent company, WideOpenWest, LLC, for the construction and lease of dark fiber routes in Georgia and Alabama. Knology, Inc. is a holder of the Company’s Preferred Stock and a designee of Knology, Inc. sits on the Company’s Board of Directors. During 2015 and 2014, the Company paid Knology, Inc./WideOpenWest, LLC $1.0 million and $0.9 million, respectively, in connection with the construction and lease of dark fiber. The Company also has long-term commitments to Knology, Inc./WideOpenWest, LLC for operating lease payments in connection with the dark fiber routes in the amount of

$2.1 million (see Note 6, Leasing Arrangements).

Certain holders of the Company’s Preferred Stock are also holders of equity interests in PT Holding Company,

L.L.C. (“PT Holding”), the parent of PT Attachment Solutions, L.L.C. (“PT Attachment”), a wireless infrastructure construction and leasing company. Additionally, during a portion of 2014, two members of the Company’s executive management were also holders of equity interests in PT Holding. During 2015 and 2014, the Company paid PT Attachment $20,250 and $24,300, respectively, for site lease expenses. The amounts paid to PT Attachment for site lease expenses were charged to cost of service revenues. Additionally, PT Attachment sub-leases office space from the Company, and during 2015 and 2014, paid the Company $56,933 and $60,763, respectively, for rent and other expenses. The amounts paid for rent and other expenses were offset against the Company’s general and administrative expenses.

Note 16 – Subsequent Events

The Company has evaluated events occurring after the balance sheet date through May 12, 2016, the date on which the financial statements were available to be issued. The Company is not aware of any subsequent events that would require recognition or disclosure in the financial statements.